SUB ITEM 77I

Effective  April 18, 2008,  MFS Cash Reserve Fund, MFS Core Equity Fund,
MFS Core Growth Fund, MFS New Discovery Fund, MFS Research International Fund, MFS Technology Fund, and MFS Value Fund, each a series of MFS Series Trust
I, effective April 21, 2008, redesignated Class R3, Class R4, and Class R5, as Class R2, Class R3, and Class R4, respectively.